2006 NONQUALIFIED STOCK OPTION AGREEMENT

This AGREEMENT (the "Agreement") is made as of February 28, 2006 (the "Date of Grant") by and between GEORGIA GULF CORPORATION, a Delaware corporation (together with any Subsidiaries, as applicable, the "Company"), and ____________ (the “Optionee”).

1.
Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company's 2002 Equity and Performance Incentive Plan, as amended (the "Plan"), the Company hereby grants to the Optionee as of the Date of Grant a stock option (the "Option") to purchase __,____ shares of the Company's Common Stock (the "Optioned Shares"). The Option may be exercised from time to time in accordance with the terms of this Agreement. The price at which the Optioned Shares may be purchased pursuant to this Option shall be $28.91 per share, subject to adjustment as hereinafter provided (the "Option Price"). The Option is intended to be a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Code, or any successor provision thereto.

2.	Term of Option. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with this Agreement, shall expire ten (10) years from the Date of Grant.

3.
Right to Exercise. Subject to the limitations set out below and the expiration or earlier termination of the Option, the Option shall vest and become exercisable with respect to the following number of shares on the following dates:

Date	Number of Shares

February 28, 2007
February 28, 2008
February 28, 2009

To the extent the Option is exercisable, it may be exercised in whole or in part. In no event shall the Optionee be entitled to acquire a fraction of one Optioned Share pursuant to this Option. The Optionee shall be entitled to the privileges of ownership with respect to Optioned Shares purchased and delivered to him upon the exercise of all or part of this Option.

4.
Forfeiture of Option. At such time as the Optionee ceases to be continuously employed by the Company, to the extent any portion of the Option has not theretofore become exercisable, such portion shall be forfeited. Notwithstanding the foregoing, an Optionee shall be treated as being in the continuous employ of the Company for purposes of this Section and vesting of the Option shall continue as provided for in accordance with Section 3 if and only for so long as all of the following conditions are met: (i) Optionee’s employment was terminated other than by the Company for cause; (ii) at the time such employment was terminated, the Optionee had attained the age of 55; (iii) at the time such employment was terminated, the Optionee’s age, when added to the number of years of continuous employment of such Optionee by the Company, equaled or exceeded seventy (70); and (iv) the Optionee does not engage in any Detrimental Activity (together, a “Qualifying Retirement”).

5.
Transferability. The Option granted hereby shall be transferable by an Optionee, without payment of consideration therefor by the transferee, to any one or more members of the Optionee's Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Optionee's Immediate Family or to one or more partnerships in which the only partners are members of the Participant's Immediately Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Optionee.

6.	Notice of Exercise; Payment.

(a)
To the extent then exercisable, the Option may be exercised by written notice to the Company stating the number of Optioned Shares for which the Option is being exercised and the intended manner of payment. Payment equal to the aggregate Option Price of the Optioned Shares being exercised shall be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or other cash equivalent acceptable to the Company. The requirement of payment in cash shall be deemed satisfied if the Optionee makes arrangements that are satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of Optioned Shares which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price, and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price not later than the date on which the sale transaction will settle in the ordinary course of business.

(b)
The Optionee may also tender the Option Price by the actual or constructive transfer to the Company of: (i) nonforfeitable, nonrestricted Common Shares, (ii) nonforfeitable, nonrestricted Common Shares acquired by Optionee pursuant to the exercise of other stock options, provided such exercise occurred more than six months prior to transfer, or (iii) by any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted Common Shares.

(c)	Within ten (10) days after notice, the Company shall direct the due issuance of the Optioned Shares so purchased.

(d)	Nonforfeitable, nonrestricted Common Shares that are transferred by the Optionee in payment of all or any part of the Option Price shall be valued on the basis of their Market Value per Share.

(e)
As a further condition precedent to the exercise of this Option, the Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable. The date of such notice shall be the exercise date.

7.	Termination of Agreement. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a)	Three (3) years after the Optionee's death (if the Optionee dies while in the employ of the Company);

(b)
Three (3) years after the date of the Optionee's permanent and total disability that is confirmed by a licensed physician's statement if the Optionee becomes permanently and totally disabled while an employee of the Company;

(c)
Three (3) years after the Optionee’s retirement under a retirement plan of the Company at or after the earliest voluntary retirement age provided for in such retirement plan or retirement at any earlier age with the consent of the Board;

(d)	Except as provided on a case-by-case basis, 60 days after the date the Optionee ceases to be an employee of the Company for any reason other than as described in this Section 7 hereof; or

(e)	Ten (10) years from the Date of Grant,

provided that, if the Optionee would have met the conditions for a Qualifying Retirement on the date of the occurrence of the applicable event, the Agreement and the Option granted hereby shall terminate in accordance with subsection (e) hereof.

This Agreement shall not be exercisable for any number of Optioned Shares in excess of the number of Optioned Shares for which this Agreement is then exercisable, pursuant to Sections 3, 4 and 7 hereof, on the date of termination of employment, provided, however, that for purposes of this Section, if and for so long as an Optionee continues to meet the requirements for a Qualifying Retirement, such Optionee shall not be deemed to have “retired” for purposes of subsection (c) hereof or terminated his or her employment.

In the event that the Optionee's employment is terminated for cause, the Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement.

For purposes of this provision, "cause" shall mean the Optionee shall have committed prior to termination of employment any of the following acts: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Optionee's duties or in the course of the Optionee's employment; (ii) intentional wrongful damage to material assets of the Company; (iii) intentional wrongful disclosure of material confidential information of the Company; (iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or (v) intentional breach of any stated material employment policy of the Company. Any determination of whether the Optionee's employment was terminated for cause shall be made by the Board, whose determination shall be binding and conclusive.

8.	Acceleration of Option. Notwithstanding Section 3, but subject to earlier termination, the Option granted hereby shall become immediately exercisable in full in the event of a Change of Control.

9.
Rights of Company Upon Occurrence of Detrimental Activity. Upon a finding by the Board that an Optionee who has met the conditions for a Qualifying Retirement has engaged in any Detrimental Activity during the period of time beginning when such conditions are first met and ending when all rights under this Agreement terminate, and forthwith upon notice of such finding, the Optionee shall forfeit any unexercised Option (or portion thereof) to the Company, whether or not vested, and the Optionee hereby expressly agrees that the Company may exercise any and all other rights available to it under the Plan.

10.
No Employment Contract. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Optionee.

11.
Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, the Optionee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof. The Optionee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Optioned Shares that are issued or transferred to the Optionee upon the exercise of the Option, and the Optioned Shares so surrendered by the Optionee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the date of such surrender. The Company will pay any and all issue and other taxes in the nature thereof which may be payable by the Company in respect of any issue or delivery upon a purchase pursuant to this Option.

12.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

13.
Adjustments. The Board may make or provide for such adjustments in the number of Optioned Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the Optionee's rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for this Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of this Option.

14.
Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

15.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee's consent.

16.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this option or its exercise.

18.
Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

19.
Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

20.
Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Vice President - General Counsel and Secretary, and any notice to the Optionee shall be addressed to said Optionee at his or her address stated below. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has also executed this Agreement in duplicate, as of the day and year first above written.

GEORGIA GULF CORPORATION

By:
Joel I. Beerman
Vice President & General Counsel

OPTIONEE

Address: